Exhibit 10.1
TERMINATION AND CANCELLATION AGREEMENT
This Termination and Cancellation Agreement (this “Agreement”) is made this 29th day of May, 2026 between Barings BDC, Inc., a Maryland corporation (“BBDC”), and Barings LLC, a Delaware limited liability company (“Barings”).
Reference is made to that certain credit support agreement (the “CSA”), dated February 25, 2022, by and between Barings and BBDC. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the CSA.
WHEREAS, on September 21, 2021, BBDC, Mercury Acquisition Sub, Inc., Sierra Income Corporation (“Sierra”) and Barings entered into an Agreement and Plan of Merger pursuant to which BBDC agreed to acquire Sierra (the “Merger Transaction”); and
WHEREAS, on February 25, 2022, Barings entered into the CSA with BBDC to provide credit support to BBDC in an aggregate amount of up to $100 million with respect to certain losses that may be incurred by BBDC on the investments acquired by it from Sierra in connection with the Merger Transaction over certain specified periods of time.
NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged
1.    Termination and Cancellation. Barings hereby agrees to make a cash payment (the “Cash Payment”) on or before June 30, 2026 in an amount equal to $67,027,611(the “Settled Obligation”) with respect to all investments covered by the CSA that (i) have been realized (e.g., sold, matured, written-off, etc.) for financial reporting purposes as of the date hereof, (ii) have a fair value of $500,000 or less as of the date hereof or (iii) are in an unrealized loss position as of the date hereof. Concurrently herewith, Barings and BBDC will enter into a new credit support agreement (the “New CSA”) with respect to the remaining investments or portions thereof covered by the CSA that are not covered by this Agreement in an amount equal to $10,994,928 (the “Remaining Obligation”). Barings and BBDC acknowledge that (i) the Settled Obligation amount for investments covered by the CSA (and any investments received by BBDC in connection with the restructuring, amendment, extension or other modification of such investments) that have been realized (e.g., sold, matured, written-off, etc.) for financial reporting purposes equals the aggregate difference between the acquisition cost of such investments and the amount of any sale or other proceeds received in connection with the disposition, maturity or write-off of such investments, (ii) the Settled Obligation amount for investments covered by the CSA (and any investments received by BBDC in connection with the restructuring, amendment, extension or other modification of such investments) that have a fair value of $500,000 or less as of the date hereof have been calculated on the basis that such investments have no value for purposes thereof (i.e., as if such investments were valued at zero on the date hereof even though they may have a fair value in excess thereof), and (iii) the Settled Obligation for investments covered by the CSA (and any investments received by BBDC in connection with the restructuring, amendment, extension or other modification of such investments) that are in an unrealized loss position as of the date hereof equals the aggregate unrealized losses recorded on such investments as of the date hereof. Effective upon receipt of the Cash Payment by BBDC and the entry into the

New CSA, the CSA will be deemed cancelled and extinguished and all rights of BBDC and obligations of Barings thereunder will terminate.

2.    Tax Treatment. Barings and BBDC hereby acknowledge and agree that the Cash Payment received by BBDC pursuant to this Agreement shall be treated by BBDC as gain attributable to the termination of a right with respect to property which is a capital asset in the hands of BBDC for purposes of Section 1234A of the Internal Revenue Code of 1986, as amended.

3.    Counterparts; Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Each party agrees that this Agreement may be signed by electronic signature or by manual signature that is scanned or photographed and transmitted electronically, and all such signatures shall be binding on the party whose name is contained herein, shall have the same legal effect as original signatures, and may be used in lieu of original signatures for all purposes, including validity, enforceability, and admissibility.

4.    Captions. The headings and captions in this Agreement are for convenience only, and will not affect the interpretation or construction of this Agreement.

5.    Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York without giving effect to that State’s choice of law principles.

6.    Miscellaneous. This Agreement, together with the CSA and New CSA, sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes any and all previous understandings and agreements, oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by its authorized signatory as of the date first written above.

BARINGS LLC

By:	/s/ Eric Lloyd
	Name:	Eric Lloyd
	Title:	Managing Director

BARINGS BDC, INC.

By:	/s/ Elizabeth A. Murray
	Name:	Elizabeth A. Murray
	Title:	Chief Financial Officer and Chief Operating Officer

[Signature Page to Termination and Cancellation Agreement]